                                                                    EXHIBIT 4.12


                      AMENDMENT TO THE AMENDED AND RESTATED
                   ELECTED NON-EMPLOYEE DIRECTOR STOCK OPTION
                    PLAN OF AMERICAN FREIGHTWAYS CORPORATION
                    ----------------------------------------


         THIS AMENDMENT, made by the Board of Directors of American Freightways corporation (the "Company") is effective as of the date indicated below.

                               W-I-T-N-E-S-S-E-T-H

         WHEREAS, the Company sponsors the Amended and Restated Elected Non-Employee Director Stock Option Plan of American Freightways Corporation (the "Plan"); and

         WHEREAS, paragraph 5 of Section 1 of the Plan authorizes the Board of Directors of the Company to amend the Plan from time to time; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Plan's participants and beneficiaries and the Company's shareholders to amend Section 3 of the Plan to provide for the treatment of options upon the occurrence of certain events.

         NOW, THEREFORE, the Plan is hereby amended as follows:


1. Effective as of the date set forth below, the second paragraph of Section 3 (Recapitalizations and Reorganizations) shall be amended by adding at the end thereof the following sentence:

                  In the event of a merger or consolidation of the Company in which the Company does not survive and the agreement of merger or consolidation provides that outstanding options shall not terminate (or shall be substituted), unless otherwise provided in the agreement of merger or consolidation, (i) this Plan shall continue and be effective for purposes of administering options previously granted and remaining outstanding (or any substituted options), (ii) the successor company (or its parent) to such, merger or consolidation shall assume the liabilities hereunder and thereunder, and (iii) notwithstanding paragraph 3E of Section 2, if an optionee resigns or is terminated as a director as a result of or arising from such merger or consolidation of the Company, options granted prior to such resignation or termination (or any substituted options) shall continue to vest and shall remain exercisable for such time and in such manner as if such director had not resigned or been terminated, so long as the director agrees to be available to consult on matters affecting the Company or its successor for the remainder of the vesting period with respect to the options.

This amendment is executed and effective as of this 12th day of November, 2000.